EXHIBIT A

Directors and Executive Officers of Valero Energy Corporation

Name	Principal Occupation	Citizenship

Joseph W. Gorder	Chairman of the Board, President and Chief Executive Officer	United States

Jerry D. Choate	Director	United States

Deborah P. Majoras	Director	United States

Donald L. Nickles	Director	United States

Philip J. Pfeifer	Director	United States

Robert A. Profusek	Director	United States

Susan Kaufman Purcell	Director	United States

Stephen M. Waters	Director	United States

Randall J. Weisenburger	Director	United States

Rayford Wilkins Jr.	Director	United States

Jay D. Browning	Executive Vice President and General Counsel	United States

Michael S. Ciskowski	Executive Vice President and Chief Financial Officer	United States

Mike Crownover	Executive Vice President and Chief Administrative Officer	United States

R. Lane Riggs	Executive Vice President-Refining Operations and Engineering	United States

Directors and Executive Officers of Valero Terminaling and Distribution Company

Name	Principal Occupation	Citizenship

Joseph W. Gorder	Chief Executive Officer, President and Director	United States

Jay D. Browning	Executive Vice President and General Counsel	United States

Michael S. Ciskowski	Executive Vice President and Chief Financial Officer	United States

R. Michael Crownover	Executive Vice President	United States

R. Lane Riggs	Executive Vice President	United States